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                                                                      EXHIBIT 14


                           G&K CODE OF ETHICAL CONDUCT
                  FOR SENIOR EXECUTIVES AND FINANCIAL MANAGERS

I, (Name) , in my role as (Position) of G&K Services,

I recognize that senior executives and financial managers hold an important and elevated role in corporate governance. As a part of the Corporate Leadership Team, I understand that I am vested with both the responsibility and authority to protect, balance, and preserve the interests of all of the enterprise's stakeholders, including shareholders, clients, employees, suppliers, and citizens of the communities in which business is conducted. Accordingly, this Code provides principles to which senior executives and financial managers are expected to adhere and advocate. The Code embodies rules regarding individual and peer responsibilities, as well as responsibilities to the company, the public, and other stakeholders.

I certify to you that I adhere to and advocate the following principles and responsibilities governing my professional and ethical conduct.

To the best of my knowledge and ability:

1. I act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships.

2. I provide stakeholders with information that is accurate, complete, objective, relevant, timely and understandable.

3. I comply with all applicable rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies.

4. I act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing my independent judgment to be subordinated.

5. I respect the confidentiality of information acquired in the course of my work, except when authorized or otherwise legally obligated to disclose. Confidential information acquired in the course of my work is not used for personal advantage.

6. I share knowledge and maintain skills important and relevant to my stakeholders' needs.

7. I proactively promote ethical behavior as a responsible partner among peers in my work environment and community.

8. I achieve responsible use of and control over all assets and resources employed or entrusted to me.

9.    I adhere to all other aspects of G&K Services' primary Code of Ethical
      Conduct.

10. I promote prompt internal reporting of code violations to the company hotline.

11. I understand any waiver of any provision of this Code of Ethical Conduct for Senior Executives and Financial Managers must be approved in writing by G&K's Board of Directors and promptly disclosed.

Date: (Add in current date)             By: (Name)
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